                                                                  EXHIBIT 10.75


                            STOCK PURCHASE AGREEMENT

                                 BY AND BETWEEN

                               RISCORP, INC., and

                                 THOMAS ALBRECHT
                                  PETER NORMAN
                              HUGH D. LANGDALE, JR.

                                TABLE OF CONTENTS

                                                                       Page No.
                                                                      --------

                                    ARTICLE I
                                   DEFINITIONS

                                    ARTICLE II
                         PURCHASE AND SALE OF COMPANY SHARES
Section 2.1     Basic Transaction...........................................-6-
Section 2.2     Purchase Price..............................................-6-
Section 2.3     The Closing.................................................-6-
Section 2.4     Deliveries at the Closing...................................-7-

                                   ARTICLE III
             REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION
Section 3.1     Representations and Warranties of the Sellers...............-7-
Section 3.2     Representations and Warranties of the Buyer.................-8-

                                   ARTICLE IV
             REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY
Section 4.1     Organization................................................-9-
Section 4.2     Capitalization..............................................-9-
Section 4.3     Financial Statements........................................-9-
Section 4.4     Absence of Certain Changes.................................-10-
Section 4.5     No Undisclosed Liabilities.................................-12-
Section 4.6     Employee Benefits..........................................-13-
Section 4.7     Other Benefit Plans........................................-14-
Section 4.8     Litigation.................................................-15-
Section 4.9     Compliance with Applicable Law.............................-15-
Section 4.10    Vote Required..............................................-15-
Section 4.11    Tax Returns and Audits.....................................-16-
Section 4.12    Material Contracts.........................................-17-
Section 4.13    Real Property and Leases...................................-18-
Section 4.14    Tangible Personal Property.................................-18-
Section 4.15    Environmental and Employee Safety Matters..................-19-
Section 4.16    Intellectual Property......................................-19-
Section 4.17    Insurance Policies.........................................-22-
Section 4.18    Errors and Omissions.......................................-22-
Section 4.19    Brokers' Fees..............................................-22-
Section 4.20    No Misrepresentations......................................-22-


                                    ARTICLE V
                                    COVENANTS
Section 5.1     Best Efforts; Further Assurances; Cooperation.............-22-
Section 5.2     Notices and Consents......................................-22-
Section 5.3     Operation of Business.....................................-22-
Section 5.4     Full Access...............................................-24-
Section 5.5     Notice of Developments....................................-24-
Section 5.6     Exclusivity...............................................-24-
Section 5.7     Insurance and Indemnification.............................-24-
Section 5.8     Public Announcements......................................-25-
Section 5.9     Expenses..................................................-25-
Section 5.10    Antitrust Challenges......................................-25-

                                   ARTICLE VI
                                   CONDITIONS
Section 6.1     Conditions to Obligations of the Buyer....................-25-
Section 6.2     Conditions to Obligations of the Sellers..................-28-

                                   ARTICLE VII
                     REMEDIES FOR BREACHES OF THIS AGREEMENT
Section 7.1     Survival of Representations, Warranties, and Covenants....-29-
Section 7.2     Indemnification...........................................-29-
Section 7.3     Manner of Indemnification.................................-30-
Section 7.4     Certain Limitations. .....................................-30-
Section 7.5     Notices...................................................-31-
Section 7.6     Expenses..................................................-31-
Section 7.7     Other Remedies............................................-31-
 ..........................................................................-31-

                                  ARTICLE VIII
                             ESTABLISHMENT OF ESCROW
Section 8.1     Creation..................................................-31-
Section 8.2     Disbursement for Claims...................................-31-

                                      ARTICLE IX
                           TERMINATION AND ABANDONMENT
Section 9.1     Termination and Abandonment...............................-32-
Section 9.2     Specific Performance......................................-33-
Section 9.3     Rights and Obligations upon Termination...................-33-
Section 9.4     Expenses..................................................-33-
Section 9.5     Effect of Termination.....................................-34-

                                      ARTICLE X
                                   MISCELLANEOUS
Section 10.1    Extension; Waiver.........................................-35-
Section 10.2    Notices...................................................-35-

Section 10.3    Table of Contents; Headings...............................-36-
Section 10.4    Severability..............................................-36-
Section 10.5    Waiver....................................................-36-
Section 10.6    No Third Party Beneficiaries; Assignment..................-36-
Section 10.7    Time of the Essence; Computation of Time..................-37-
Section 10.8    Counterparts..............................................-37-
Section 10.9    Governing Law.............................................-37-
Section 10.10   Entire Agreement..........................................-37-

EXHIBIT A - Ownership of Company Shares
EXHIBIT B - Company Financial Statements
EXHIBIT C - Escrow Agreement

                            STOCK PURCHASE AGREEMENT


         This is a Stock Purchase Agreement, dated September 17, 1996 (this "Agreement"), by and between RISCORP, Inc., a Florida corporation (the "Buyer"), and Thomas Albrecht, Peter Norman and Hugh D. Langdale, Jr. (individually, a "Seller" and collectively, the "Sellers").


         BACKGROUND. The Sellers in the aggregate own all of the outstanding capital stock of Risk Inspection Services and Consulting, Inc. an Alabama corporation (the "Company"). This Agreement contemplates a transaction in which the Buyer will purchase from the Sellers and the Sellers will sell to the Buyer all of the outstanding capital stock of the Company in return for cash.

         THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

         "Accredited Investor" has the meaning set forth in Regulation D promulgated under the Securities Act.

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

         "Affiliated Group" means any affiliated group within the meaning of Code Sec. 1504(a) or any similar group defined under a similar provision of state, local, or foreign law.

         "Agreement" has the meaning set forth in the preamble above.

         "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

         "Buyer" has the meaning set forth in the preamble hereof.

         "Closing" has the meaning set forth in Section 2.3 below.

         "Closing Date" has the meaning set forth in Section 2.3 below.

         "Code" has the meaning set forth in the Background section above.

         "Company" has the meaning set forth in the preamble above.

         "Company Common Stock" means the Common Stock, par value $1.00 per share, of the Company.

         "Company Financial Statements" has the meaning set forth in Section 5.5 below.

         "Company Permits" has the meaning set forth in Section 5.12 below.

         "Company Shares" means the shares of stock of the Company that are owned by the Sellers as set forth in Exhibit "A" attached hereto.

         "Competing Transaction" shall mean any of the following involving the
Company: (i) any merger, consolidation, share exchange, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the assets of the Company, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 15% or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith; (iv) any person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) having been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the then outstanding shares of capital stock of the Company; or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

         "Confidential Information" means any information concerning the business and affairs of the Company prior to Closing or the Buyer subsequent to Closing that is not already generally available to the public.

         "Confidentiality Agreement" means that certain letter confidentiality agreement between the Buyer and the Company dated June 3, 1996.

         "Controlled Group of Corporations" has the meaning set forth in Code Sec. 1563.

         "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement that is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan (including any Multiemployer Plan), (d) Employee Welfare Benefit Plan or material fringe benefit plan or program, or (e) bonus, stock option, severance or termination pay, stock purchase, stock appreciation right, restricted stock, phantom stock or other employee benefit plan, program, agreement or arrangement.

         "Employee Pension Benefit Plan" has the meaning set forth in ERISA Sec. 3(2).

         "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Sec. 3(l).

         "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Escrow Agent" means SouthTrust Bank of Alabama, N.A.

         "Escrow Agreement" means the Escrow Agreement in the form attached hereto as Exhibit C

         "Escrow Fund" means $30,000.00 in cash of the Purchase Price that shall be delivered to Escrow Agent by Buyer.

         "Event of Indemnity" has the meaning set forth in Section 7.2 below.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Exhibits" means the Exhibits to this Agreement.

         "Fiduciary" has the meaning set forth in ERISA Sec. 3(21).

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "Governmental Entity" means any court, arbitral tribunal, administrative agency or commission, or other governmental or other regulatory authority or agency.

         "Hazardous Material" has the meaning set forth in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 USC Section 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986. The term "Hazardous Material" also means, any material that contains asbestos, radon, polychlorinated biphenyl, PCB's, methylene chloride, trichloroethylene, trans-dichloroethylene, dioxins, dibenzofurans, urea formaldehyde foam insulation, explosive or radioactive material, or motor fuel or other petroleum hydrocarbons.

         "HSRA" means the Hart-Scott-Rodino AntiTrust-Improvements Act of 1976, as amended.

         "Indemnifying Sellers" has the meaning set forth in Section 7.3 below.

         "Indemnity Period" has the meaning set forth in Section 7.4 below.

         "Intellectual Property" means (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) computer software (including data and related documentation), (g) all other proprietary rights in any of the foregoing, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

         "Knowledge" means actual knowledge after reasonable investigation.

         "Loss" means all claims, judgments, damages, penalties, fines, costs, amounts paid in settlement, liabilities (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), obligations, taxes, losses, expenses, and fees, including (without limitation) all attorneys' fees and expenses, court costs, and fees and expenses of expert witnesses, suffered or incurred by a party to this Agreement arising from a breach by another party of a representation, warranty, covenant or agreement set forth in this Agreement.

         "Material" and "Material Adverse Effect" means any event, change or effect on or with respect to an entity (or group of entities taken as a whole) which is materially adverse to the consolidated condition (financial or otherwise), properties, assets (including intangible assets), liabilities (including contingent liabilities), business, results of operations or prospects of such entity (or, if with respect thereto, of such group of entities taken as a whole).

         "Material Contract" has the meaning set forth in Section 4.12 below.

         "Most Recent Financial Statements" has the meaning set forth in Section
4.3 below.

         "Most Recent Fiscal Month End" has the meaning set forth in Section 4.3 below.

         "Most Recent Fiscal Year End" has the meaning set forth in Section 4.3 below.

         "Multiemployer Plan" has the meaning set forth in ERISA Sec. 3(37).

         "Nasdaq" means the Nasdaq Stock Market's National Market.

         "Notice of Claim" has the meaning set forth in Section 7.3 below.

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity.

         "Prohibited Transaction" has the meaning set forth in ERISA Sec. 406 and Code Sec. 4975.

         "Purchase Price" means $600,000.00.

         "Reportable Event" has the meaning set forth in ERISA Sec. 4043.

         "Schedules" means the schedules to this Agreement.

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanics, materialmens', and similar liens arising by operation of law, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "Seller(s)" has the meaning set forth in the preamble hereof.

         "Subsidiary" means any corporation or other entity with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

         "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Voting Debt" means any bonds, debentures, notes, or other indebtedness having the right to vote (or are convertible into securities having the right to vote).

                                   ARTICLE II
                       PURCHASE AND SALE OF COMPANY SHARES

         SECTION 2.1 BASIC TRANSACTION. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from each of the Sellers, and each of the Sellers agrees to sell to the Buyer, all of his or its Company Shares for the consideration specified below in this Section 2.2.

         SECTION 2.2 PURCHASE PRICE. The Buyer agrees to pay to the Sellers at the Closing $600,000.00 (the "Purchase Price") by delivery of cash in the amount of the Purchase Price payable by wire transfer or delivery of other immediately available funds. The Purchase Price shall be allocated among the Sellers in proportion to their respective holdings of the Company Shares as set forth in Exhibit A attached hereto.

         SECTION 2.3 THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Holland & Knight in Tampa, Florida, commencing at 9:00 a.m. local time on the next business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself) or such other date as the Buyer and the Sellers may mutually determine (the "Closing Date"); provided, however, that the Closing Date shall be no earlier than September 17, 1996.

         SECTION 2.4 DELIVERIES AT THE CLOSING. At the Closing, (i) the Sellers will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 6.1 below, (ii) the Buyer will deliver to the Sellers the various certificates, instruments, and documents referred to in Section 6.2 below, (iii) each of the Sellers will deliver to the Buyer stock certificates representing all of his or Company Shares, endorsed in blank or accompanied by duly executed assignment documents, and (iv) the Buyer will deliver to each of the Sellers the consideration specified in Section 2.2 above.


                                  ARTICLE III
            REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION

        SECTION 3.1 REPRESENTATIONS AND WARRANTIES OF THE SELLERS. Each of the Sellers represents and warrants to the Buyer that the statements contained in this Section 3.1 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3.1) with respect to himself, except as set forth in
Schedule 3.1 attached hereto.

                  (a) Each Seller has full power and authority to execute and deliver this Agreement and to perform his or its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Sellers, enforceable in accordance with its terms and conditions. No Seller needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                  (b) Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling charge, or other restriction of any government, governmental agency, or court order to which any Seller is subject or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, crate in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any Seller is a party or by which he is bound or to which any of his assets is subject.

                (c) No Seller has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

                (d) Each Seller holds of records and owns beneficially the number of Company Shares set forth next to his or its name in Exhibit A, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warranties, purchase rights, contracts, commitments, equities, claims, and demands. No Seller is a party to any option, warranty, purchase right, or other contract or commitment that could require such Seller to sell, transfer, or otherwise dispose of any capital stock of the Company (other than this Agreement). No Seller is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company.

        SECTION 3.2 REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to the Sellers that the statements contained in this
Section 3.2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3.2).

         (a) The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

         (b) The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

         (c) Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or
(ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

         (d) The Buyer has no liability or obligation to pay any fees or commissions to any broker, trader, or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.


                                   ARTICLE IV
              REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

        The Sellers represent and warrant to the Buyer that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV).

        SECTION 4.1 ORGANIZATION. The Company is a corporation organized, validly existing, and in active status under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority and all necessary governmental approvals to own, lease, and operate its properties and to carry on its business as now being conducted. Schedule 4.1 sets forth for the Company (a) its name and jurisdiction of incorporation, (b) the number of shares of authorized capital stock of each class of its capital stock, (c) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, (d) the number of shares of its capital stock held in treasury, and (e) its directors and officers. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and be in good standing would not have a Material Adverse Effect on the Company taken as a whole.

         SECTION 4.2 CAPITALIZATION. As of the date hereof, the authorized capital stock of the Company consists solely of 3,000 shares of Company Common Stock of which, as of the date hereof, 3,000 shares of Company Common Stock are issued and outstanding. The issued and outstanding shares of Company Common Stock are registered in the names and in the respective amounts shown on Exhibit A hereto. All the outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and free of any preemptive or similar rights in respect thereof, and no shares are held in the treasury of the Company. As of the date hereof, no Voting Debt of the Company is issued or outstanding. As of the date hereof, there are no existing options, warrants, puts, calls, subscriptions or other rights or other agreements or commitments of any character relating to the issued or unissued capital stock or Voting Debt of the Company, or obligating the Company to issue, transfer, or sell or cause to be issued, transferred, or sold, any shares of capital stock or Voting Debt of, or other equity interests in, the Company, or securities convertible into or exchangeable for such shares or equity interests or obligating the Company to grant, extend, or enter into any such option, warrant, call, subscription or other right, agreement or commitment. As of the date hereof, there are no outstanding contractual obligations of the Company to repurchase, redeem, or otherwise acquire any shares of capital stock of the Company. All of the outstanding shares of Company Common Stock were issued pursuant to available exemptions under federal and state securities laws. The Company does not have any Subsidiaries or own any shares of stock of any other corporation.

        SECTION 4.3 FINANCIAL STATEMENTS. Attached hereto as Exhibit B are the following financial statements (collectively the "Company Financial Statements"): (i) audited consolidated and unaudited consolidating balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal year ended December 31, 1995, (the "Most Recent Fiscal Year End") for the Company; and (ii) unaudited consolidated and consolidating balance sheets and statements of income, changes in stockholders' equity, and cash flow (the "Most Recent Financial Statements") as of and for the six months ended June 30, 1996, and as of the management financial statements dated August 31, 1996 (the "Most Recent Fiscal Month End") for the Company, provided, however, that the Most Recent Financial Statements are subject to normal year end adjustments and lack footnotes and other presentation items. The Company Financial Statements (including the Notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods, are correct and complete, and are consistent with the books and records of the Company (which books and records are correct and complete). At the Most Recent Fiscal Month End, Company owned all assets shown on the Most Recent Financial Statements, subject to no Security Interests, liens, charges, mortgages, or other encumbrances except as noted therein. To the Knowledge of the Sellers, all liabilities of the Company are reflected on the books and records of Company.

         SECTION 4.4 ABSENCE OF CERTAIN CHANGES. Except as set forth in Schedule 4.4, since the Most Recent Fiscal Year End, no event has occurred which had or could have a Material Adverse Effect on the Company. Without limiting the generality of the foregoing, since that date:

              (i) the Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

              (ii) the Company has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving payment by the Company of more than $10,000.00 or outside the Ordinary Course of Business;

              (iii) no party (including the Company) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $10,000.00, to which the Company is a party or by which any of them is bound;

              (iv) the Company has not imposed or granted any Security Interest upon any of its assets, tangible or intangible;

              (v) the Company has not made any capital expenditure (or series of related capital expenditures) either involving more than $10,000.00, or outside the Ordinary Course of Business;

              (vi) the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $10,000.00, or outside the Ordinary Course of Business;

              (vii) the Company has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $10,000.00, singly or $50,000.00, in the aggregate;

              (viii) the Company has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

               (ix) the Company has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $10,000.00, or outside the Ordinary Course of Business;

               (x) the Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

               (xi) there has been no change made or authorized in the charter or bylaws of the Company;

               (xii) the Company has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

               (xiii) the Company has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock other than dividends paid to policyholders in the Ordinary Course of Business;

               (xiv) the Company has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

               (xv) the Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

               (xvi) the Company has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

               (xvii) the Company has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

               (xviii)   the Company has not adopted, amended, modified or
terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit
Plan);

               (xix) the Company has not made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

               (xx) the Company has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

               (xxi) the Company has not received any notice of termination of any contract, lease or other agreement or suffered any damage, destruction or loss (whether or not covered by insurance) which, in any case or in the aggregate, has had a Material Adverse Effect on the assets, operations or prospects of the Company;

               (xxii) the Company has not encountered any labor union organizing activity, had any actual or threatened employee strikes, work stoppages, slow-downs or lockouts, or had any material change in its relations with its employees, agents, customers or suppliers;

               (xxiii)   the Company has not instituted, settled or agreed to
settle any litigation, action or proceeding before any court or governmental body relating to the Company or its properties;

               (xxiv) the Company has not entered into any transaction, contract or commitment other than in the Ordinary Course of Business or paid or agreed to pay any legal, accounting, brokerage, finder's fee, taxes or other finder's fee, taxes or other expenses in connection with, or incurred any severance pay obligations by reason of, this Agreement or the transactions contemplated hereby;

               (xxv) there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Company; and

               (xxvi)    the Company has not committed to any of the foregoing.

        SECTION 4.5 NO UNDISCLOSED LIABILITIES. Except as disclosed in the Company Financial Statements or in the Schedules to this Agreement, the Company has no outstanding indebtedness, guaranties, or matter of suretyship, is not a party to any mortgage, deed of trust, indenture, loan or credit agreement, or similar instrument or agreement, and is not subject to any claims or liabilities, accrued, absolute, contingent or otherwise, other than trade or business obligations incurred in the ordinary course of business since the date of the Company Financial Statements, in amounts usual and normal both individually and in the aggregate for its business.

         SECTION 4.6 EMPLOYEE BENEFITS.

                  (a) Schedule 4.6 lists each Employee Benefit Plan that the Company maintains or to which the Company contributes.

                           (i)      To the knowledge of the Sellers, each such
Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

                           (ii)     All required reports and descriptions
(including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Sec. 4980B have been met with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

                           (iii)    All contributions (including all employer
contributions and employee salary reduction contributions) that are due have been paid to each such Employee Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Company. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

                           (iv)     Each such Employee Benefit Plan that is an
Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code Sec. 401(a) and has received, within the last two years, a favorable determination letter from the Internal Revenue Service.

                           (v)      The market value of assets under each such
Employee Benefit Plan that is an Employee Pension Benefit Plan equals or exceeds the present value of all vested and nonvested Liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

                           (vi)     The Company has delivered to the Buyer
correct and complete copies of the plan documents and summary plan descriptions, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements that implement each such Employee Benefit Plan.

                           (vii)    There are no pending or, to the knowledge of
the Sellers, threatened or expected claims by or on behalf of any such Employee Benefit Plan, by any employee or beneficiary covered under any such Employee Benefit Plan, or otherwise involving any such Employee Benefit Plan (other than routine claims for benefits).

                  (b) To the Knowledge of the Sellers, with respect to each Employee Benefit Plan that the Company maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute:

                           (i)      No such Employee Benefit Plan that is an
Employee Pension Benefit Plan has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan has been instituted or, to the Knowledge of the Sellers, threatened.

                           (ii)     There have been no Prohibited Transactions
with respect to any such Employee Benefit Plan. No Fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Sellers threatened. The Sellers do not have any Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

                         (iii)      The Company has not incurred or has any
reason to expect that the Company shall incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA or under the Code with respect to any such Employee Benefit Plan that is an Employee Pension Benefit Plan.

                           (iv)     No such Employee Benefit Plan that is an
Employee Pension Benefit Plan has incurred any "accumulated funding deficiency" (as defined in ERISA Sec. 302 and Code Sec. 412), whether or not waived, as of the last day of the most recent fiscal year of each such Employee Pension Benefit Plan ended prior to the Closing Date.

                  (c) The Company does not contribute to and has never contributed to, or ever has been required to contribute to any Multiemployer Plan and does not have liability (including withdrawal Liability) under any Multiemployer Plan.

                  (d) The Company does not maintain or contribute, or ever has maintained or contributed, or ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Sec. 4980B).

         SECTION 4.7 OTHER BENEFIT PLANS. Except as set forth in Schedule 4.7 and except as provided for in this Agreement, as of the date of this Agreement the Company is not a party to any oral or written (e) consulting agreement not terminable on 60 days or less notice involving the payment of more than $10,000.00 per annum, (f) union or collective bargaining agreement, (g) agreement with any executive officer or other key employee of the Company the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement, or agreement with respect to any executive officer of the Company providing any term of employment or compensation guarantee extending for a period longer than one year and for the payment of in excess of $10,000.00 per annum, or (h) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan, or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

         SECTION 4.8 LITIGATION. Schedule 4.8 sets forth each instance in which the Company (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of the Sellers, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits proceedings, hearings, and investigations set forth in Schedule 4.8 could have a Material Adverse Effect upon the business, financial condition, operations, results of operations, or future prospects of the Company. The Sellers do not have any reason to believe that any other such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Company.

         SECTION 4.9 COMPLIANCE WITH APPLICABLE LAW. To the knowledge of the Seller's, the Company holds all permits, licenses, variances, exemptions, orders, and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders, and approvals that would not, individually or in the aggregate, have a Material Adverse Effect on the Company taken as a whole. To the knowledge of the Sellers, the Company is in compliance with the terms of the Company Permits, except where the failure so to comply would not have a Material Adverse Effect on the Company. To the knowledge of the Sellers, and except as disclosed in Schedule
Section 4.9, the business of the Company is not being conducted in violation of any law, ordinance, or regulation of any Governmental Entity, except for possible violations that individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on the Company. To the knowledge of the Sellers, and except as set forth in Schedule 4.9, no investigation or review by any Governmental Entity with respect to the Company is pending or, to the best knowledge of the Sellers, threatened, nor has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, in the future will not have a Material Adverse Effect on the Company.

         SECTION 4.10 VOTE REQUIRED. The affirmative vote of Sellers is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

         SECTION 4.11 TAX RETURNS AND AUDITS.

                  (a) The Company has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects (based upon advice from Company's accountants). All Taxes owed by the Company (whether or not shown on any Tax Return) have been paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

                  (b) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                  (c) The Company does not expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Company either (i) claimed or raised by any authority in writing or (ii) as to which the Sellers have Knowledge based upon personal contact with any agent of such authority.
Schedule 4.11 lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 1995, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since December 31, 1995.

                  (d) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  (e) The Company has not filed a consent under Code Sec. 341(f) concerning collapsible corporations. The Company has not made any payments, is not obligated to make any payments, or is not a party to any agreement that under certain circumstances could obligate it to make any payments not deductible under Code Sec. 280G. The Company has not been a United States real property holding corporation within the meaning of Code Sec. 897(c)(2) during the applicable period specified in Code Sec. 897(c)(1)(A)(ii). The Company is not a party to any Tax allocation or sharing agreement. The Company (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any Person (other than any of the Company) under United States Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                  (f) The unpaid Taxes of the Company (A) did not, as of December 31, 1995, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company's balance sheet as of June 30, 1996 (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

         SECTION 4.12 MATERIAL CONTRACTS. Schedule 4.12 lists the following contracts and other agreements to which the Company is a party (each a "Material Contract"):

              (a) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $10,000.00 per year;

              (b) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services (including insurance, reinsurance and other risk-sharing agreements), the performance of which shall extend over a period of more than one year, result in a Material loss to the Company, or involve consideration in excess of $10,000.00;

              (c) any agreement concerning a partnership or joint venture;

              (d) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $10,000.00 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

              (e) any agreement concerning confidentiality or noncompetition;

              (f) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of any current or former directors, officers, and employees;

              (g) any collective bargaining agreement;

              (h) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $30,000.00 or providing severance benefits;

              (i) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

              (j) any agreement under which the consequences of a default or termination could have a Material Adverse Effect on the Company; or

              (k) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $10,000.00.

The Company has delivered to the Buyer a correct and complete copy of each written agreement listed in Schedule 4.12 (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Schedule 4.12. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement shall continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under any such agreement; and (C) no party has repudiated any provision of any such agreement.

         SECTION 4.13 REAL PROPERTY AND LEASES. (a) The Company does not own any real property. Schedule 4.13 lists all parcels of real property leased by the Company. To the knowledge of the Sellers, with respect to each parcel of leased real property, the lease or sublease is legal, valid, binding, and enforceable, and in full force and effect. All facilities owned or leased have received all approvals of applicable Governmental Entities (including licenses and permits) required in connection with the operation thereof.

              (b) Company has delivered to Buyer a true and complete copy of every lease under which Company is a tenant or subtenant (and for each sublease, true and complete copies of all leases to which the sublease is subject, and each such Lease is described on Schedule 4.13.

              (c) Each lease is in full force and effect and has not been assigned, modified, supplemented, or amended except as described on Schedule 4.13, and neither Company nor, to the best of Seller's knowledge, the landlord or sublandlord under any lease is in default under any of the leases, and no circumstances or state of facts presently exists that, with the giving of notice or passage of time, or both, would permit the landlord or sublandlord under any lease to terminate any such lease.

              (d) Each lease sets forth the entire agreement between the landlord or sublandlord and Target, and there are no amendments, oral or written, except as set forth on Schedule 4.13, and no landlord has the presently exercisable right to cancel or terminate any lease.

              (e) There are no outstanding or unsatisfied obligations of Company to perform any leasehold improvement or other work or to reimburse or pay for any such work under any of the leases.

              (f) There are no outstanding or unsatisfied obligations of Company for any leasing commissions under any of the leases.

              (g) Company has (without exception) a good, marketable, and insurable leasehold estate to all Real Property that it leases, free and clear of all Security Interests.

          SECTION 4.14 TANGIBLE PERSONAL PROPERTY.

              (a) Ownership. Except as set forth in the Company Financial Statements, Company is the sole lawful and beneficial owner of its tangible personal property, other than tangible personal property that Company has the right to use in its business pursuant to valid and enforceable contracts, free and clear of all Security Interests, and it has good and marketable title to all such property.

              (b) Depreciation Schedule. Schedule 4.14 is Company's depreciation schedule, and such schedule sets forth all material tangible personal property existing on the date hereof.

              (c) No Removal of Property. Company has not removed or permitted the removal of any tangible personal property from its business premises since the Most Recent Financial Statement, except in the Ordinary Course of Business.


         SECTION 4.15 ENVIRONMENTAL AND EMPLOYEE SAFETY MATTERS.

              (a) The Company has complied with all Environmental, Health, and Safety Laws, and no action, suit, proceedings, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply. Without limiting the generality of the preceding sentence, the Company has obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations that are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables that are contained in, all Environmental, Health, and Safety Laws.

              (b) The Company does not have any liability (and the Company has not handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Company giving rise to any Liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of or, personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

              (c) All properties and equipment used in the business of the Company have been free of Hazardous Materials.

         SECTION 4.16 INTELLECTUAL PROPERTY.

                  (a) The Company owns or has the right to use pursuant to license, sublicense, agreement, or permission, all Intellectual Property necessary for or used in the operation of the business of the Company as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by the Company immediately prior to the

Closing Date shall remain owned or available for use by the Company on identical terms and conditions as of the Closing Date. The Company has taken all necessary and desirable action to maintain and protect each item of Intellectual Property that it owns or uses.

              (b) The Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and the Company has never received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that any of the Company must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Sellers, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company.

              (c) Schedule 4.16(a) identifies each trademark, copyright and patent registration that has been issued to the Company with respect to any of its Intellectual Property, identifies each pending trademark, copyright or patent application or application for registration that the Company has made with respect to any of its Intellectual Property. Schedule 4.16(b) identifies each trade name, trademark and service mark (whether or not registered), used by the Company. Schedule 4.16(c) identifies each license, agreement, or other permission that any of the Company has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Company has delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item.

              (d) As to each item of Intellectual Property required to be identified in Schedule 4.16:

                   (i) the Company possesses all right, title, and interest in and to the item, free and clear of any Security Interest, or other restriction other than a license;

                   (ii)  other than those items required to be identified in
Schedule 4.16(c), the Company possesses all right, title, and interest in and to the item, free and clear of any license;

                   (iii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                   (iv) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Company, is threatened that challenges the legality, validity, enforceability, use, or ownership of the item; and

                   (v) the Company has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

              (e) Schedule 4.16(d) identifies each item of Intellectual Property that any third party owns and that the Company uses pursuant to license, sublicense, agreement, or permission (other than commercially available software for personal computers). The Company has delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Schedule 4.16;

                    (i) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

                   (ii) the license, sublicense, agreement, or permission shall continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement;

                   (iii) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred that with notice or default or permit termination, modification, or acceleration thereunder;

                   (iv) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

                   (v) with respect to each sublicense, the representations and warranties set forth in clauses (i) through (iv) above are true and correct with respect to the underlying license;

                   (vi) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                   (vii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Sellers, is threatened that challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                   (viii) the Company has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

              (f) To the Knowledge of the Sellers, the Company shall not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted and as presently proposed to be conducted.

         SECTION 4.17 INSURANCE POLICIES. Schedule 4.17 sets forth a complete and correct list and summary description of all insurance policies held by the Company with respect to their respective businesses, and true and complete copies of such policies have been delivered to the Buyer. The Company has complied with all the provisions of such policies, and the policies are in full force and effect.

         SECTION 4.18 ERRORS AND OMISSIONS. Except as disclosed on Schedule 4.18, the Company has not incurred any liability or taken or failed to take any action that will result in a liability (whether reported or unreported, absolute or contingent, liquidated or unliquidated, due or to become due, or known or unknown) for errors or omissions in the conduct of the business of the Company, except such liabilities as are covered by insurance. Of those matters described on Schedule 4.18, the Company has received no notice of any activity of any kind with respect to the prosecution of any of such claims for a period of at least two years prior to and through the date hereof.

         SECTION 4.19 BROKERS' FEES. The Company has no liability or obligation to pay any fees, commissions, or other compensation to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

         SECTION 4.20 NO MISREPRESENTATIONS. None of the representations and warranties of the Sellers set forth in this Agreement or in the attached Exhibits and Schedules, notwithstanding any investigation thereof by the Buyer, contains or will contain any untrue statement of a material fact, or omits or will omit the statement of any material fact necessary to render the same not misleading, either at the date hereof or at the Closing Date.

                                    ARTICLE V
                                    COVENANTS

         SECTION 5.1 BEST EFFORTS; FURTHER ASSURANCES; COOPERATION. Subject to the other provisions in this Agreement, the parties hereto shall each use all reasonable efforts to perform their respective obligations herein and to take, or cause to be taken or do, or cause to be done, all things necessary, proper or advisable under applicable law to satisfy all conditions to the obligations of the parties under this Agreement and to cause the transactions contemplated by this Agreement to be carried out promptly in accordance with the terms hereof and shall cooperate fully with each other and their respective officers, directors, employees, agents, counsel, accountants and other designees in connection with any steps required to be taken as part of their respective obligations under this Agreement.

         SECTION 5.2 NOTICES AND CONSENTS. The Sellers will cause the Company will give any notices to third parties, and will use all reasonable efforts to obtain any third party consents, that the Buyer may request in connection with the matters referred to in Section 4.3 above.

         SECTION 5.3 OPERATION OF BUSINESS. The Sellers will not cause or permit the Company to engage in any practice, take any action, or enter into any transaction outside the Ordinary

Course of Business. Without limiting the generality of the foregoing, the Sellers will not cause or permit the Company to, without the written consent of the Buyer:

              (a)   authorize or effect any change in its charter or bylaws;

              (b) grant any options, warrants, or other rights to purchase or obtain any of its capital stock or issue, sell, or otherwise dispose of any of its capital stock;

              (c) declare, set aside, or pay any dividend or distribution with respect to its capital stock (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of its capital stock, except that Company may pay policyholder dividends in the Ordinary Course of Business;

              (d) issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business;

              (e) impose any Security Interest upon any of its assets outside the Ordinary Course of Business;

              (f) make any capital investment in, make any loan to, or acquire the securities or assets of, any other Person outside the Ordinary Course of Business;

              (g) make any change in employment terms for any of its directors, officers, or employees outside the Ordinary Course of Business;

              (h) sell, lease, transfer, or dispose of any of its properties or assets, waive or release any rights or cancel, compromise, release, or assign any indebtedness owed to it or any claims held by it, except in the Ordinary Course of Business but in no event shall any such sale, lease, transfer, disposition, waiver, release, cancellation, compromise, or assignment exceed $10,000.00;

              (i) fail to perform in all material respects its obligations under Material Contracts (except those being contested in good faith) or enter into, assume, or amend any contract or commitment that would be a Material Contract other than contracts to provide services entered into in the ordinary and usual course of business;

              (j) permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated or any of the coverage thereunder to lapse, unless the Company makes reasonable efforts to obtain simultaneously with such termination or cancellation replacement policies providing substantially the same coverage on commercially reasonable terms and, if so available, such policies are in full force and effect;

              (k) enter into any union, collective bargaining, or similar agreement; or

              (1) enter into any agreement to do any of the things described in clauses (a) through (k) above.

         SECTION 5.4 FULL ACCESS. The Sellers will cause the Company to permit representatives of the Buyer to have full access to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to the Company. The Buyer will treat and hold as such any Confidential Information it receives from the Company in the course of the reviews contemplated by this Section, will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, agrees to return to the Company all tangible embodiments (and all copies) thereof that are in its possession. The Sellers will cause the Company to request its auditing firm to permit the Buyer and its representatives, including its auditing firm, to review the work papers of the auditing firm of the Company relating to their examination of the Company Financial Statements. No investigation by or on behalf of the Buyer heretofore or hereafter made shall affect the representations and warranties of the Sellers.

         SECTION 5.5 NOTICE OF DEVELOPMENTS. Each party will give prompt written notice to the others of any adverse development causing a Material breach of any of its own representations and warranties in Articles III and IV above. No disclosure by any party pursuant to this Section, however, shall be deemed to amend or supplement the Schedules to this Agreement or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

         SECTION 5.6 EXCLUSIVITY. From the date hereof until the Closing Date or until this Agreement. is terminated as provided in Article IX, the Sellers shall not, directly or indirectly, through any officer, director, agent, stockholder or otherwise, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, directly or indirectly, any Competing Transaction, or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction or authorize or permit any of the officers, directors or employees of the Company or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or the Sellers to take any such action, and the Sellers shall notify the Buyer thereof orally (within one business day) and in writing (as promptly as practicable) of all of the relevant details relating to all inquiries and proposals which it or any such officer, director, employee, investment banker, financial advisor, attorney, accountant or other representative may receive relating to any of such matters and if such inquiry or proposal is in writing, the Sellers shall deliver to the Buyer a copy of such inquiry or proposal.

         SECTION 5.7 INSURANCE AND INDEMNIFICATION. The Seller will cause the Company to observe any indemnification provisions now existing in the Articles of Incorporation or Bylaws of the Company for the benefit of any individual who served as a director or officer of the Company at any time prior to the Closing Date.

        SECTION 5.8 PUBLIC ANNOUNCEMENTS. The timing and content of all announcements regarding any aspect of this Agreement to the financial community, government agencies, employees or the general public shall be mutually agreed upon in advance unless the Buyer is advised by counsel that any such announcement or other disclosure not mutually agreed upon in advance is required to be made by law or applicable Nasdaq rules.

         SECTION 5.9 EXPENSES. Except as otherwise provided in this Agreement, whether or not the transaction contemplated by this Agreement is consummated, all costs and expenses (including any brokerage commissions or any finder's or investment banker's fees and including attorneys' and accountants' fees) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that the Buyer and the Sellers shall share equally the costs of any required filings with federal and state regulatory authorities.

        SECTION 5.10 ANTITRUST CHALLENGES. The Sellers and the Buyer have not made a filing pursuant to the HSRA because the size of the transactions contemplated by this Agreement is less than $15,000,000.00. In the event a suit is instituted challenging the transaction contemplated by this Agreement as violative of the antitrust laws, each of the Buyer and the Sellers will use all reasonable efforts to defend against such suit. The Buyer and the Sellers will use all reasonable efforts to take such action as may be required by any federal or state court of the United States, in any suit brought by a private party or Governmental Entity challenging the transaction contemplated by this Agreement as violative of the antitrust laws, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order which has the effect of preventing the consummation of the transaction contemplated by this Agreement; however, the Buyer shall not be required to agree to any divestiture by the Buyer or the Company, of any shares of capital stock or of any business, properties or assets of the Buyer or the Company, or to the imposition of any material limitation on the ability of the Buyer to conduct such business or to own or exercise control of such stock, business, properties or assets.


                                   ARTICLE VI
                                   CONDITIONS

        SECTION 6.1 CONDITIONS TO OBLIGATIONS OF THE BUYER. Consummation of the transactions contemplated this Agreement is subject to the fulfillment to the satisfaction of the Buyer, prior to or at the Closing, of each of the following conditions:

              (a) Consents, Authorizations, etc. All consents, authorizations, orders and approvals of, and filings and registrations with, any Governmental Entity which are required for or in connection with the execution and delivery of this Agreement by the Sellers and the consummation by the Sellers of the transactions contemplated hereby shall have been obtained or made.

              (b) Injunction, etc. The consummation of the transactions contemplated by this Agreement will not violate the provisions of any injunction, order, judgment, decree, law or regulation applicable or effective with respect to the Sellers, the Company, the Buyer, or their respective officers and directors. No suit or proceeding shall have been instituted by any person, or, to the knowledge of the Buyer, shall have been threatened by any Governmental Entity, which seeks (i) to prohibit, restrict or delay consummation of the transactions contemplated by this Agreement or to limit in any material respect the right of the Buyer to control any material aspect of the business of the Buyer or the Company after the Closing Date, or (ii) to subject the Buyer or the Company or their respective directors or officers to material liability on the ground that it or they have breached any law or regulation or otherwise acted improperly in relation to the transactions contemplated by this Agreement; however, in the case of (ii) above, the Buyer shall have made a good faith determination that a substantial basis exists which would support a finding of such liability against the officers and directors of the Company or the Buyer.

              (c) Representations and Warranties. The representations and warranties of the Sellers contained in this Agreement shall have been true and correct in all respects at the date hereof and shall also be true and correct in all respects at and as of the Closing Date, except for changes contemplated in this Agreement, with the same force and effect as if made at and as of the Closing Date, except in either case as such representations and warranties by their terms relate only to periods of time prior to the Closing Date, and except as set forth in the disclosure schedules delivered by the Sellers to the Buyer pursuant to this Agreement (the "Disclosure Schedule"), and the Sellers shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

              (d) Certificate. The Sellers shall have delivered to the Buyer a certificate, dated as of the Closing Date, to the effect that (i) they are familiar with the provisions of this Agreement and (ii) to the best of their Knowledge the conditions specified in Section 6.1 have been satisfied. Such certificate shall also specify the number of issued and outstanding shares of the Company Common Stock and shall certify that to the best of their Knowledge there has been no violation by the Company of Sections 5.4 or 5.8 hereof.

              (e) Opinion and Confirmation of Seller's Counsel. The Buyer shall have received an opinion or opinions, dated, as of the Closing Date, of Rushton, Stakely, Johnston & Garrett, counsel to the Sellers, in form and substance and with such exceptions and limitations as shall be reasonably satisfactory to the Buyer, substantially to the effect that:

                   (i) The Company is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Alabama, and has the corporate power and authority to own its properties and assets and to conduct its business as it is presently conducted.

                   (ii) The authorized capital stock of the Company consists of 3,000 shares of Company Common Stock. As of the date of such opinion, there are 3,000 shares of Company Common Stock issued and outstanding. The issued and outstanding shares of Company Common Stock are duly authorized, validly issued, and fully paid and nonassessable, were issued pursuant to available exemptions under federal and state securities laws, and are held by the Sellers in the amounts set forth on Exhibit A to this Agreement. To the Knowledge of such counsel, the Company has no commitments to issue or sell any shares of its capital stock or any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire from the Company, any shares of its capital stock, and no securities or obligations evidencing any such rights are outstanding.

                   (iii) Each Seller has the power and authority to execute and deliver this Agreement and the Escrow Agreement to be executed by them, and to consummate the transactions contemplated hereby and thereby. This Agreement and the Escrow Agreement have been duly executed and delivered by the Sellers and are valid and binding agreements of the Sellers, enforceable in accordance with their respective terms, subject to: (i) bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors' rights generally; and
(ii) general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law.

                   (iv) Neither the execution or delivery by the Sellers of this Agreement nor the performance of its obligations hereunder will (with the passage of time or the giving of notice or both): (i) constitute a violation of, constitute a default or require any payment under, permit a termination of, or result in the creation or imposition of any security interest, lien or other encumbrance or adverse claim against, or upon any of the property of, the Company under (I) any term or provision of the Articles of Incorporation or Bylaws of the Company, (II) any Material Contract, (III) any permit, judgment, decree or order of any Governmental Entity that is applicable to the business of the Company or that is known to such counsel or (IV) any applicable law that in the experience of such counsel is normally applicable to transactions of the kind contemplated by this Agreement; or (ii) create or cause the acceleration of the maturity of, any indebtedness, obligation, or liability of the Company that is listed on Schedule 4.14 or that is known to such counsel.

                   (v) Each consent, authorization, order and approval of, and filing and registration with, any Governmental Entity required to be made or obtained by the Company for the execution and delivery of this Agreement and the other documents and agreements contemplated hereby and the consummation of the transactions contemplated by this Agreement have been made or obtained.

         (f) Certain Antitrust Matters. No proceeding shall be pending or threatened with respect to the transactions hereunder and no order, decree or judgment shall have been entered or issued, which, in any such case, would require any divestiture by the Buyer or the Company of any shares of capital stock or of any business, properties or assets of the Buyer or the Company, or the imposition of any material limitation on the ability of the Buyer to conduct its business or to own or exercise control of such stock, business, properties or assets.

         (g) Due Diligence Review. The Buyer shall be fully satisfied in its sole discretion with the results of its review of, and its other due diligence investigations with respect to, the business, operations, affairs, prospects, properties, assets, existing and potential liabilities, obligations, and condition (financial or otherwise) of the Company.

         (h) Estoppel Certificates. Seller shall deliver to Buyer an estoppel certificate of each lessor under each lease of Real Property in form and substance satisfactory to Buyer which describes in the property leased, the monthly or annual rental, the remaining term of the lease, certifying that there is not a default under the lease, and confirming that the lease will continue in full force and effect after the Closing.

         (i) 401(k) Plan. Company shall have terminated its existing 401(k) benefit plan.

         (j) Company Shares. Each Seller shall deliver to Buyer stock certificates representing all of its Company Shares, endorsed in blank or accompanied by duly executed assignment documents.

         (k) Additional Certificates, etc. The Sellers shall have furnished to the Buyer such additional certificates, opinions, and other documents as the Buyer may have reasonably requested as to any of the conditions set forth in
Section 6.1.

         SECTION 6.2 CONDITIONS TO OBLIGATIONS OF THE SELLERS. Consummation of the transactions contemplated by this Agreement is subject to the fulfillment to the satisfaction of the Buyer, prior to or at the Closing Date, of each of the following conditions:

         (a) Consents, Authorizations, etc. All consents, authorizations, orders and approvals of, and filings and registrations with, any Governmental Entity, which are required for or in connection with the execution and delivery of this Agreement by the Buyer and the consummation by the Buyer of the transactions contemplated hereby shall have been obtained or made.

         (b) Injunction, etc. The consummation of the transactions contemplated hereby will not violate the provisions of any injunction, order, judgment, decree, law, or regulation applicable or effective with respect to the Company or its officers or directors.

         (c) Representations and Warranties. The representations and warranties of the Buyer contained in this Agreement shall have been true and correct in all respects at the date hereof and shall also be true and correct in all respects at and as of the Closing Date, except for changes contemplated in this Agreement, with the same force and effect as if made at and as of the Closing Date or except as such representations and warranties by their terms relate only to periods of time prior to the Closing Date or except where the failure of any representation or warranty to be correct would not have a Material Adverse Effect on the ability of the Buyer to consummate the transaction contemplated hereby or would not have a Material Adverse Effect on the Buyer, and the Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

              (d) Certificate. The Buyer shall have delivered to the Sellers a certificate, dated as of the Closing Date, of the Chief Executive Officer or a senior executive officer of the Buyer to the effect that (i) he is familiar with the provisions of this Agreement and (ii) to the best of his Knowledge the conditions specified in Section 6.2 have been satisfied.

              (e) Purchase Price. The Buyer shall pay the Purchase Price to the Sellers less the amount that is being deposited in the Escrow fund.

              (e) Additional Certificates, etc. The Buyer shall have furnished to the Sellers such additional certificates, opinions, and other documents as the Sellers may have reasonably requested as to any of the conditions set forth in Section 6.2.


                                   ARTICLE VII
                     REMEDIES FOR BREACHES OF THIS AGREEMENT

         SECTION 7.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES, AND COVENANTS. The representations, warranties, covenants, indemnification provisions, and agreements of the Parties made or set forth in this Agreement (including the Exhibits and Schedules hereto), as the same may be modified in any certificate delivered by the Sellers or any of them at Closing and approved by the Buyer or in any certificate or document delivered pursuant hereto, shall survive the execution and delivery of this Agreement, the Closing Date, the consummation of the transactions contemplated hereby, and any investigation made by the parties and shall continue in full force and effect thereafter for the period provided in this Article VII.

         SECTION 7.2 INDEMNIFICATION.

              (a) Subject to Section 7.4 the Sellers shall, jointly and severally, indemnify and hold harmless the Buyer from and against any Loss that the Buyer, or its successors and assigns, for any cause at any time may sustain or incur as a result of any misrepresentation or breach of any warranty, covenant, agreement or obligation made by the Sellers under this Agreement, any Ancillary Agreement, or in any Schedule, Exhibit, certificate or other instrument pursuant hereto, or for any and all tax liability that is assessed against the Company with respect to any matter that arises prior to the Closing Date (in each case, an "Event of Indemnity").

              (b) Buyer agrees that it will not seek indemnification against Sellers pursuant to this Agreement until the aggregate amount of Losses suffered by Buyer exceeds $10,000.00.

         SECTION 7.3 MANNER OF INDEMNIFICATION. Upon the occurrence of an Event of Indemnity, the Buyer may, at or at any time after such occurrence, notify the Seller(s) from whom indemnification is sought (the "Indemnifying Sellers") and Escrow Agent thereof, stating specifically the obligation(s) with respect to which the claim is made, the facts giving rise to and alleged basis for such claim, and the amount of the Loss incurred or that may be incurred by reason thereof (a "Notice of Claim"). If the Buyer makes a demand for indemnification with respect to an Event of Indemnity for which more than one Indemnifying Seller would be liable under this Agreement, it shall make such demand against the Indemnifying Sellers that would be liable for said Event of Indemnity. Within 30 days after the mailing of such notice, the Indemnifying Sellers shall, subject to Section 7.4, either (a) notify the Buyer and Escrow Agent that they accept the amount of such indemnification claim as set forth in the Notice of Claim, in whole or in part, and instruct the Escrow Agent to charge such accepted amount against the Sellers pro rata under the Escrow Agreement, or (b) deny or dispute the alleged occurrence of such Event of Indemnity as asserted in the Notice of Claim by the Buyer. If such Event of Indemnity relates to a claim by a person or persons other than the Buyer, and the amount of such claim is fully covered by the foregoing indemnity, as limited by Section 7.4 hereof, the Indemnifying Sellers or any of them may elect, within said 30-day period, to defend against such claim at their expense, in lieu of the Buyer assuming such defense. If the Indemnifying Sellers or any of them elect to assume such defense, they shall retain counsel reasonably satisfactory to the Buyer. If the Loss incurred relates to the failure of a Seller to collect any note or account receivable and if any Indemnifying Sellers pay in full the unpaid balance thereof to the Buyer, the Buyer will cause the Company to assign said note or account without recourse to the Sellers paying same.

         If within said 30-day period, none of the Indemnifying Sellers has, with respect to an Event of Indemnity, taken the action required to be taken within said period, the amount set forth in Buyer's Notice of Claim with respect to such Event of Indemnity shall be deemed to be charged against the Sellers as Settled Losses of the Buyer pro rata under the Escrow Agreement.

         SECTION 7.4 CERTAIN LIMITATIONS. Except in the case of fraud or willful concealment, the liability of the Sellers hereunder shall be limited as follows:

              (a) All liability of the Sellers under this Article VII shall cease three years after the Closing Date. However, the liabilities of the Sellers hereunder shall continue indefinitely with respect to the occurrence of Events of Indemnity with respect which the Buyer shall have mailed notice prior to the expiration of the Indemnity Period or with respect to which there has been any willful concealment by the Sellers, or either of them, either before or after the date hereof.

              (b) The liability of any particular Seller with respect to any Loss shall be limited to such Seller's pro rata share of the Purchase Price.

         SECTION 7.5 NOTICES. The Buyer will endeavor to notify the Sellers and the Escrow Agent promptly upon the receipt by a responsible officer of the Buyer of knowledge of a state of facts that if not corrected, would in its judgment constitute an Event of Indemnity hereunder. However, in no event shall the Buyer's failure to notify the Sellers under this Section 7.5 bar its right to indemnity pursuant to Section 7.2.

         SECTION 7.6 EXPENSES. Any expenses in connection with a claim of Loss hereunder, including without limitation, investigation or audit expenses, attorneys' fees, or court costs, shall be borne by the prevailing party in any dispute; however, upon assumption of the defense of a claim hereunder and the admission by the assuming Seller of liability (subject to Section 7.4) for the Loss, a Seller will not be liable to the Buyer for any legal or other costs and expenses subsequently incurred by the Buyer in connection with the defense.

         SECTION 7.7 OTHER REMEDIES. Except for non-monetary equitable relief, from and after the Closing, the rights set forth in this Article VII shall be the Buyer's sole and exclusive remedy against the Sellers for any misrepresentations and any and all breaches of the warranties, covenants, agreements and obligations contained in or arising out of Article IV of this Agreement. Nothing herein shall prevent the Buyer from asserting or recovering upon a claim based upon allegations of fraud or other willful breach of an obligation of or with respect to the Sellers in connection with this Agreement or for breach of any of the covenants that by their terms continue in effect after the Closing Date. In the event that any such claim for fraud or willful breach is asserted, the prevailing party's attorneys fees and costs shall be paid by the non-prevailing party.


                                  ARTICLE VIII
                             ESTABLISHMENT OF ESCROW

         SECTION 8.1 CREATION. The Escrow Fund, shall be delivered by the Buyer to the Escrow Agent. The fees payable to the Escrow Agent for maintaining the Escrow Fund shall be paid by the Buyer. The Escrow Fund shall be maintained by the Escrow Agent for a period beginning at the Closing Date and ending two years thereafter, and shall be available to satisfy the indemnification rights of the Buyer forth in Article VII, pursuant to the terms of the Escrow Agreement.

         SECTION 8.2 DISBURSEMENT FOR CLAIMS. Disbursements from the Escrow Fund shall be made at the expiration of the Escrow Agreement, subject to the retention of all or any part of the Escrow Fund as to which claims have not been settled, all in accordance with the terms of the Escrow Agreement.

                                   ARTICLE AX
                           TERMINATION AND ABANDONMENT

         SECTION 9.1 TERMINATION AND ABANDONMENT. This Agreement may be terminated and abandoned at any time prior to the Closing Date:

              (a) By mutual action of the Board of Directors of the Buyer and the Sellers.

              (b)  By the Buyer:

                   (i) if any event shall have occurred as a result of which any condition set forth in Section 6.1 is no longer capable of being satisfied; or

                   (ii) if there has been a breach by the Sellers of any representation or warranty contained in this Agreement that would have or would be reasonably likely to have a Material Adverse Effect on the Company or the Sellers, or there has been a Material breach of any of the covenants or agreements set forth in this Agreement on the part of the Sellers, which breach is not curable, or, if curable, is not cured within 30 days after written notice of such breach is given by the Buyer to the Sellers.

              (c)  By the Buyer if

                   (i) The Company (or its Board of Directors) or the Sellers shall have authorized, recommended, proposed or publicly announced its intention to enter into a Competing Transaction which has not been consented to in writing by the Buyer;

                   (ii) Any person, entity or "group" (as that term is used in Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) (other than the Buyer or any of its affiliates) shall have (A) commenced or publicly proposed to commence a tender offer or exchange offer for at least 15 percent of the then total outstanding Company Common Stock, (B) acquired more than 15 percent of the then total outstanding Company Common Stock, or (C) solicited and received proxies or consents sufficient to permit it to elect directors nominated by it to a majority of the members of the Company's Board of Directors or to block approval of the transactions contemplated by this Agreement by the Sellers.

               (d)  By the Sellers:

                   (i) if any event shall have occurred as a result of which any condition set forth in Section 6.2 is no longer capable of being satisfied.

                   (ii) if there has been a breach by the Buyer of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a Material Adverse Effect on the ability of the Buyer to consummate the transactions contemplated hereby, or there has been a Material breach of any of the covenants or agreements set forth in this Agreement on the part of the Buyer, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Sellers to the Buyer.

              (e) By the Buyer or the Sellers if there shall have occurred (i) any general suspension of, or limitation on, trading in securities generally on Nasdaq continuing for a period of 15 days, or (h) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States continuing for a period of 15 days.

              (f) By either the Buyer or the Sellers if the transactions contemplated hereby shall not have been consummated by November 1, 1996; however, the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner which proximately contributed to the failure of any such condition to be satisfied or the failure to consummate the transactions contemplated hereby.

         SECTION 9.2 SPECIFIC PERFORMANCE. The parties acknowledge that the rights of each party to consummate the transactions contemplated hereby are special, unique, and of extraordinary character, and that, in the event that any party violates or fails and refuses to perform any covenant made by it herein, the other parties will be without adequate remedy at law. Each party agrees, therefore, that, in the event that it violates or fails and refuses to perform any covenant made by it herein, the other parties so long as it or they are not in breach hereof, may, in addition to any remedies at law, institute and prosecute an action in a court of competent jurisdiction to enforce specific performance of such covenant or seek any other equitable relief.

         SECTION 9.3 RIGHTS AND OBLIGATIONS UPON TERMINATION. If this Agreement is terminated and abandoned as provided herein, each party will redeliver all documents, work papers, and other materials of any party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same, except to the extent previously delivered to third parties in connection with the transactions contemplated hereby, and all information received by any party hereto with respect to the business of any other party shall not at any time be used for the advantage of, or disclosed to third parties by, such party to the detriment of the party furnishing such information; however, this Section 9.3 shall not apply to any documents, work papers, material, or information which is a matter of public knowledge or which heretofore has been or hereafter is published in any publication for public distribution or filed as public information with any Governmental Entity. The Buyer shall continue to be bound by the provisions of the Confidentiality Agreement following termination of this Agreement.

         SECTION 9.4 EXPENSES. The Sellers and the Buyer each acknowledge that the other spent, and will be required to spend, substantial time and effort in examining the business, properties, affairs, financial condition and prospects of the other and their respective Subsidiaries, and has incurred, and will continue to incur, substantial fees and expenses in connection with such examination, the preparation and negotiation of this Agreement and the



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



accomplishment of the transactions contemplated hereunder, and will be unable to evaluate similar transactions with other parties due to the limited number of personnel available for such purpose and the constraints of time. Therefore, the Sellers and the Buyer agree as follows:

              (a) Expenses. If the Buyer terminates this Agreement pursuant to
Section 9.1(b) by reason of the failure to meet the condition of Section 6.1 due to the Seller's knowing and intentional or grossly negligent misrepresentation or knowing and intentional or grossly negligent breach of warranty or breach of any covenant or agreement, or pursuant to Section 9.1(c), then the Sellers shall pay the Expenses to the Buyer on demand, in same day funds. If the Sellers terminates this Agreement pursuant to Section 9.1(d) by reason of the failure to meet the condition of Section 6.2 due to the Buyer's knowing and intentional or grossly negligent misrepresentation or knowing and intentional or grossly negligent breach of warranty or breach of any covenant or agreement, then the Buyer shall pay the Expenses to the Sellers on demand, in same day funds. For purposes of this Section 9.4, "Expenses" shall include all reasonable out-of-pocket expenses and fees (including, without limitation, fees and expenses payable to all investment banking firms and their respective agents and counsel, and all fees of counsel, accountants, experts and consultants to the Buyer and the Sellers, respectively) actually incurred by the Buyer or the Sellers or on their behalf in connection with the transactions contemplated by this Agreement.

              (b) Payment. Any payment required pursuant to this Section 9.4 shall be made as promptly as practicable, but in no event later than five business days after termination of this Agreement and shall be made by wire transfer of immediately available funds to an account designated by the Buyer. If either party is entitled to the Expenses, the other party shall also pay to the other interest at the rate of 8 1/2% per year on any amounts that are not paid when due, plus all costs and expenses in connection with or arising out of the enforcement of the obligation to pay the Expenses or such interest.

              (c) Effect of Payment. Except as provided in Section 9.5, upon payment of the Expenses this Agreement shall terminate with no further liability of the Sellers or the Buyer at law or equity resulting therefrom.

         SECTION 9.5 EFFECT OF TERMINATION. In the event of a termination and abandonment of this Agreement pursuant to Section 9.1 above, this Agreement shall forthwith become void and have no further effect, without any liability on the part of any party hereto or its respective officers, directors or stockholders, other than the provisions of Section 5.9, 5.10, 5.11, 9.3, 9.4 and this Section 9.5. Notwithstanding the foregoing, nothing contained in this
Section 9.5 shall relieve any party from liability for any breach of this Agreement, and any such termination shall be without prejudice to the rights of any party hereto arising out of the willful breach by any other party of any covenant or agreement contained in this Agreement.


                                  ARTICLE X
                                MISCELLANEOUS

         SECTION 10.1 EXTENSION; WAIVER. At any time prior to the Closing Date, the Buyer and the Sellers may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other,
(ii) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto by the other, and
(iii) waive compliance with any of the agreements by the other or conditions to such party's obligations contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

         SECTION 10.2 NOTICES. Every notice, consent, demand, approval, and request required or permitted by this Agreement will be valid only if it is in writing, delivered personally or by telecopy, commercial courier, or first class, postage prepaid certified United States mail, and addressed by the sender to the party who is the intended recipient at its address set forth below or to the address most recently designated to the other party by notice given in accordance with this Section. A validly given notice, consent, demand, approval, or request will be effective on the earlier of its receipt, if delivered personally, by telecopy, or by commercial courier, or the third day after it is postmarked by the United States Postal Service, if it is delivered by United States mail.

                           (a)  If to the Buyer, to

                           RISCORP, Inc.
                           1390 Main Street
                           Sarasota, Florida 34236

                           Attention: Gregory M. Marks, General Counsel
                           Telecopy No.: (941) 362-6122

                           with a copy to

                           Michael L. Jamieson, Esq.
                           Holland & Knight
                           400 N. Ashley Street, Suite 2050
                           Tampa, FL 33602

                           Telecopy No.: (813) 229-0134

                           (b)    If to the Sellers, to each of:

Peter D. Norman               Thomas K. Albrecht         Hugh D. Langdale, Jr.
P.O. Box 195                  1410 Meriweather Rd.       124 Countryplace Dr.
Fort Deposit, AL 36032        Montgomery, AL 36116       Deatsville, AL 36022

                           Attention:
                                     ---------------------

                           Telecopy No.:
                                        ------------------
                           with a copy to:
                           Thomas G. Mancuso, Esq.
                           Rushton, Stakely, Johnston & Garrett
                           184 Commerce Street
                           Montgomery, Alabama 36104

                           Telecopy No.: (334) 262-6277

                           with an additional copy to:
                           Jackson M. Payne, Esq.
                           Leitman, Siegal & Payne, P.C.
                           400 Land Title Building
                           600 North 20th Street
                           Birmingham, Alabama 35203

                           Telecopy No.: (205) 323-2197


         SECTION 10.3 TABLE OF CONTENTS; HEADINGS. The Table of Contents and headings contained herein are for convenience of reference only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.

        SECTION 10.4 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

         SECTION 10.5 WAIVER. The failure of any party hereto at any time or times to require performance of any provision hereof shall in no manner affect the right to enforce the same. No waiver by any party of any condition, or the breach of any term, provision, warranty, representation, agreement or covenant contained in this Agreement or the other agreements contemplated hereby, whether by conduct or otherwise, in any one or more instances shall be deemed or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, provision, warranty, representation, agreement or covenant herein or therein contained.

         SECTION 10.6 NO THIRD PARTY BENEFICIARIES; ASSIGNMENT. This Agreement shall inure to the benefit of the parties and their respective successors and permitted assignees. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity, including, without limitation, employees not a party to this Agreement. Except for assignments to wholly-owned Subsidiaries (direct or indirect) of the Buyer, in which event the Buyer shall remain liable for the performance of this Agreement, no transfer or assignment (including by operation of law) of this Agreement or of any rights or obligations under this Agreement may be made by any party without the prior written consent of the other parties and any attempted transfer or assignment without that required consent shall be void. No transfer or assignment by a party of its rights under this Agreement shall relieve it of any of its obligations to the other parties under this Agreement.

         SECTION 10.7 TIME OF THE ESSENCE; COMPUTATION OF TIME. Time is of the essence of each and every provision of this Agreement. Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement shall fall upon Saturday, Sunday or a public or legal holiday, the party having such right or duty shall have until 5:00 p.m. Eastern time on the next succeeding regular business day to exercise such right or to discharge such duty.

         SECTION 10.8 COUNTERPARTS. This Agreement may be executed by each party upon a separate copy, and in such case one counterpart of this Agreement shall consist of enough of such copies to reflect the signatures of all of the parties. This Agreement may be executed in two or more counterparts, each of which shall be an original, and each of which shall constitute one and the same agreement. Any party may deliver an executed copy of this Agreement and of any documents contemplated hereby by facsimile transmission to another party and such delivery shall have the same force and effect as any other delivery of a manually signed copy of this Agreement or of such other documents.

         SECTION 10.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to the conflicts of law principles thereof.

         SECTION 10.10 ENTIRE AGREEMENT. This Agreement (with its Exhibits and Schedules) contains, and is intended as, a complete statement of all the terms of the arrangements among the parties with respect to the matters provided for, supersedes any previous agreements and understandings between the parties with respect to those matters and cannot be changed or terminated orally.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first written above.


                                          RISCORP, INC.



                                          By: /s/
                                             ---------------------------------

                                          Title: Senior Vice President
                                                ------------------------------

                                          /s/ Thomas K. Albrecht
                                          ------------------------------------
                                          Thomas Albrecht

                                          /s/ Peter Norman
                                          ------------------------------------
                                          Peter Norman

                                          /s/ Hugh D. Langdale, Jr.
                                          ------------------------------------
                                          Hugh D. Langdale, Jr.







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